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Exhibit 4.4

Contract No. P31009

Moscow
01.01.2003

JSC "Tetra Pak AO",

        Moscow, hereinafter referred to as the "Seller", represented by N.I. Timoshenko acting in accordance with the Power of Attorney, on one part, and

ZAO "Wimm-Bill-Dann Purchaser",

        Hereinafter referred to as the "Buyer", represented by Executive Director Medvedev V.V., acting in accordance with the Regulation Rules have concluded the present contract on the following:

PART 1

1.1.  SUBJECT OF THE CONTRACT

        The Seller sells and the Buyer buys packaging material and also attendant accessories in accordance with specifications (annex No. l to the present contract). The deliveries are being fulfilled according to the preliminary orders placed by the Buyer in accordance with the Annex 2.

1.2.  PRICES

1.2.1	Price for the packaging material which is stipulated in the Specification (Annex No. 1 to the present Contract), amount of insurance and transportation are fixed by the Seller in US dollars excluding VAT and included separately into the invoices to be paid by the Buyer.
1.2.2	Prices for the packaging material include pallets delivered to the Buyer and the cost of corresponding quantity of longitudinal strips (for the material Tetra Brik Aseptic)

1.3.  QUANTITY AND PAYMENT CONTITIONS

1.3.1	Payment should be made in Roubles to the Seller's account in accordance with the exchange rate of the Central Bank of RF on the date of transferring the amount from the Buyer's account after the delivery of packaging material to the Buyer's warehouse. The factura-invoice should be paid within 61 calendar days from the date of issue of the factura-invoice.
1.3.2	The date of issue of the factura-invoice can not be prior to the date of dispatch.
1.3.3	In case the Buyer has failed to make a payment in accordance with the payment conditions the Seller has the right to charge the penalty on overdue amount of 20% yearly for every overdue day.
1.3.4	Supplier shall be entitled to deliver up to 10% above or below the quantity of packaging material ordered by the Buyer, the final balance will be adjusted accordingly to the delivered quantity.

1.4.  TERMS OF DELIVERY

1.4.1	The goods are to be delivered to the Customer's warehouse (Moscow and Moscow region) by the transport of the Supplier due to the Buyer if not otherwise specified in the order.
Delivery (within European part of R F territory is to be effected by fully-loaded trucks according to the order agreed by the parties, the only exception being the last shipment
1.4.2	Delivery is to be effected within 6 weeks after the Seller receives the official order and if the design(s), duly approved by the Buyers, is available for the Seller.
1.4.3	In case of delivery delay through the Seller's fault the Buyer has the right to charge the penalty on delayed delivery amount of 20% yearly for every overdue day.
1.4.4
The Buyer shall undertake costs of storage of the unpaid goods at the Seller's warehouse in case of delay in shipment of goods, if the delay occurred due to the reasons depending on the Buyer and exceeded 10 calendar days from the established shipment date.
1.4.5	The Seller shall give shipment advice to the Buyer one e the truck has left the factory and supply the Buyer with all the documents and invoices needed for each shipment by fax within 24 hours.
1.4.6	The production facilities are to be chosen in mutual agreement with the Buyer. In any case of changes the Buyer has to be informed beforehand.
1.4.7	The Buyer shall compensate the demurrage cost after 24 hours from. The stand demurrage equals to:
—	150.00 USD (excl.VAT) per day for the stay of one not unloaded truck arrived from Tetra Pak factories to the specified in transport documents address not later than 12:00am on the agreed arrival date.

In case if the truck arrives to the specified in transport documents address earlier the agreed arrival date the demurrage cost should not be charged for the period from the arrival time up to 12:00am on the agreed arrival date.
In case if the truck arrives to the specified in transport documents address later 12:00am on the agreed arrival date the demurrage cost should calculated after 24 hours from the time of arrival.

In case if the truck arrives to the specified in transport documents address later the agreed arrival date the demurrage cost should calculated after 48 hours from the actual time of arrival. Actual time of arrival of the truck (date, time) is to be stated by the Buyer's representative in transport documents.
The time of the truck arrival stated in transport documents is to be the basis for the demurrage cost calculation.

1.5.  TRANSPORTATION RISCS

All the rises connected with the transportation of goods to the warehouse of the Buyer are born by the Seller.

The Seller is to reimburse to the Buyer all the losses caused by the damage of goods during transportation subject to the conditions of article 2.4."Acceptance of goods damaged during the transportation".

The Seller shall The form of reimbursement: reimbursement of losses by cash or in kind shall be determined on the Parties' concordance.

PART 2.    General conditions of sales

2.1.  REQUIREMENTS TO PAYMENT INVOICES

        The Buyer shall specify the following information when filling up the bank papers to effect the prepayment or the payment according to the invoice.

2.1.1	Invoice settlement
—	Date and number of the Invoice
—	INT
2.1.2.	General Conditions

In case the prepayment or the payment shall be effected by the third party it is necessary to specify the name of the Buyer in addition to the items numerated above.

2.2.  PACKING AND MARKING

The goods is to be shipped in packing suitable for Ion g distance transportation.

Each reel is to be shrink-wrapped. Each pallet with the reels is to be shrink-wrapped as well. Marking shall be as follows:

Contract No P 31009
Consignee:
Address of destination:

2.3.  STORAGE REQUIREMENTS

For Tetra Brik and Tetra Brik Aceptic packaging material:

Under normal circumstances, reels of packaging material are double-wrapped.

—
Each reel is tightly shrink-wrapped.

—
Each pallet is enclosed in a shrink-film.

Pallets can be stacked three on top of each other pro vided a rigid divider board is placed on top of the lower pallets.

Transportation pallets are irrevocable and their life is limited.

Temperature: Between 0° and +20°C is not detrimental but ensure that immediately prior to production the material is to be conditioned in the temperature of +20° +30°C. The ideal temperature for storage is +20°C.

Humidity: 30% to 70% RH.

Actual storage temperatures and relative humidity in some cases deviate from recommendations. If so, it is advised that prolonged storage should be avoided through the use of efficient delivery schedule and by ensuring a strict rotation system, i.e. "first in—first out"

Whenever possible correct such deviations by means of adequate heating, cooling or humidity control equipment.

2.4.  ACCEPTANCE OF THE GOODS

2.4.1	On delivery and acceptance of goods by the Buyer or Consignee the notes should be done by them in the shipment documents.
2.4.2	Final acceptance of the goods as to the quantity to b e made by the Buyer at the site within 10 days from the date of the delivery
2.4.3
In case the Buyer has any claims as per the quality of the packaging material supplied he has the right to submit them for the attention of the Seller within 12 (twelve) months from the delivery date of the packaging material provided that all the storage requirements given in Article 2.3 have been fully met. No claims are accepted if the above time is overdue.
2.4.4	In case of any claims the Buyer should prepare the claim according to the "Packaging Material Claim Routine".
2.4.5
If the claims as per the quality submitted by the Buyer and received by the Seller before 3 months expire from the date of the shipment, the claimed goods shall be compensated by the delivery of the packaging material equals to the amount of the claimed material. If the total quantity of the packaging material to be replaced is less than one prefabricated reel for Tetra Brik packaging material, the claimed goods shall be compensated when producing the next coming order of the Buyer.
2.4.6
If the claims are submitted by the Buyer and received by the Seller after 3 months but before 12 months expired from the delivery date, the way to compensate the claimed goods shall be specified additionally.
2.4.7	Acceptance of goods damaged during transportation

Shall the goods be damaged during the transportation, the Buyers shall at his own expense and risk:

—
effect the acceptance of the damaged,

—
inform the Seller of the damages in writing by fax (cable) immediately,

—
take all the necessary steps to prevent the further damaged and loss of the goods and transport facilities,

—
take picture of the damaged goods prior to unloading from the transportation facilities (picture should show the type of damage and the reason of the damage if possible),

—
in case of truck delivery of damaged goods, make the note in the shipment documents of the revealed damages during the transportation, provide for the signature of the transportation company representative on the shipment documents containing the note of the damages. In case the transportation company representative denies to supply the shipment documents with the note of the damage, the Buyer makes the following note himself.

—
in case of damaged goods carriage by rail, to sign with a carrier representative a carrier's statement describing the damage.

—
forward the originals of the above listed documents to the Seller through courier service within 72 hours from the moment of acceptance of goods.

The liability is to be determined by the Agreement of the parties.

2.5.  INTANGIBLE PROPERTY AND TRADEMARKS

2.5.1	The Buyer releases the Seller of any obligations or responsibility for lawlessly placed order for packaging material in the face of the third persons.
2.5.2
In case of unauthorized use of the Seller's or Buyer's trademarks by one of the Parties the injured party parties may terminate this Contract, seek damages, compensation or any other remedies available under applicable laws.

2.6.  FORCE MAJEURE

If the Seller or the Buyer are prevented to perform in whole or in part its obligations in accordance with this Contract or is unreasonably burdened by circumstances over which he has no control, including but not limited to Acts of God, civil war, mobilization, military conscription on a large scale, riots, insurrections and revolutions, sabotage, requisition, confiscation, nationalization, embargoes and expropriation, public decrees or any other prohibition acts of authorities, strikes, lockouts, natural cataclysms such as violent storms, earthquakes, lightning, fire, explosions, faults this shall suspend performance of the obligation without incurring any liability for compensation whatsoever.

The circumstances of force majeure should be proved by the conclusion of the Chamber of Commerce of the Russian Federation.

2.7.  ARBITRATION

All disputes, differences or demands which may arise out of or in connection with the present Contract, and connecting its fulfilment transgression, stoppage or nonvalidity, are to be settled in the International commercial Arbitration court at the Chamber of Commerce and Industry of RF in Moscow in accordance with it's Rules.

Arbitration hearings is to be held in Moscow.

During the settlement of all disputes the parties must guided by the Material Rules of RF.

The award of the Arbitration Court is final and binding upon both parties.

2.8.  OTHER CONDITIONS

2.8.1	The contract comes into effect from the date of signing.
2.8.2	The validity of the Contract is one year.
2.8.3	After signing the contract all the preliminary agreements, discussions and correspondence between the parties concerning this contract are to be considered in valid from the date of signing.
2.8.4	All the appendices and addenda to the present contract make the integral part.
2.8.5	All the amendments and Annexes to the present contract are valid only on condition of being made in written form and signed by both parties
2.8.6	Neither party has the right to assign its obligations and rights under the present contract to any third party without written consent of the other party.

However the Seller can assign its rights and obligations regarding this Contract to another company within Tetra Laval Group. The Buyer can assign its rights and obligations regarding this Contract to another company within Wimm Bill Dann group of companies in the European part of the Russian Federation.
In both cases the above should take place against written consent of the parties
2.8.7
If the Buyer initiates the termination of this Contract the Seller must stop immediately further production of the goods for the deliveries as per this contract in case of a written request from the Buyer concerning termination of this contract. Should there be any orders in production the Seller should immediately stop further production and the Buyer is obliged to pay the costs of order cancellation.

2.9.  LEGAL ADDRESSES OF THE PARTIES

Seller:

JSC "Tetra Pak AO"
2-nd Spasonalivkovsky per.,3, 117049, Moscow,
INT 7706017070
acc. 40702810900001000943 in ING Bank Evrazia Moscow
corr. acc. 30101810500000000222
BIK 044525222

Address of the Bank:
123022 Moscow, Krasnaya Presnia, 31

Buyer:

Address:
ZAO "Wimm-Bill-Dann Purchaser"
17, 2nd floor, 8/10 b.2, Brjusov per., 103009,
Moscow, Russia
INN 7110225026 code [Russian characters] 45877002
code [Russian characters] 71100
BIK 044583342
Account 40702810738000130168
Corr. Account 30101810600000000342
Moscow Bank "Akcionerno-Kommerchesky" of
SberBank of Russian Federation
10-2, Mejdunarodnaya str, 109544, Moscow,
Russia

The Contract is made in English and Russian languages. In case of differences between English and Russian texts the Russian text shall always prevail over the English text.

Annex 1: Specification
Annex 2: LQS and Quantity Discounts for packaging material
Annex 3: Packaging material claim routine customer

FOR AND ON BEHALF OF THE SELLER

Date: 1 January 2003	By:	/s/ N. TIMOSHENKO N. Timoshenko

FOR AND ON BEHALF OF THE BUYER

Date: 1 January 2003	By:	/s/ V. MEDVEDEV V. Medvedev

Annex 1
to the Contract P31009
January 1, 2003

SPECIFICATION

No	Type of packaging material	Package volume, ml	Price FCA TP factory, USD/1000 packs	Printing method
Production place: Tetra Pak Kiev
1	TBA/j 6296-810	1000	100.71	Flexoprocess
2	TBA/j 6296-813	1000S	119.44	Flexoprocess
3	TBA/j 6296-460	200	44.00	Flexoprocess
Production place: Tetra Pak Kuban
1	TBA/j 6296-810	1000	98.15	Flexo
Production place: Tetra Pak Muerdijk
1	TPA/j metallized 6884-602	330	72.04	Offset Metallized
2	TPA/j metallized with Streamcap 6884-602	330	89.74	Offset Metallized
3	TBA/j metallized 7209-813	1000S	132.40	Offset Metallized
4	TBA/j metallized 7209-460	200	52.08	Offset Metallized
Production place: Tetra Pak Budaors
1	TBA/j 6296-813	1000S	119.44	Flexoprocess
Production place: Tetra Pak Limburg
1	TBA/j metallized 7209-813	1000S	132.40	Offset Metallized
Production place: Tetra Pak Rubjera
1	TBA/j 6824-350	125S	33.00	Rotogravure
Production place: Tetra Pak Lund
1	TBA/j 6296-705	500S	94.23	Flexoprocess
2	TBA/j 6296-350	125S	32.00	Flexoprocess
3	TBA/lk 6539-835	1500S	148.00	Flexoprocess

	Type of straws	Quantity	Price FCA Furulund (Sweden) VAT excl (Duties include, transportation and insurance excluded)
Production place: Tubex AB
10	U straws, 150mm long, 4 mm diam for TBA 200B. Code: 8775-919-01	1000	4.50
11	T straws, 150mm long, 5/6 mm diam for TPA 330 Square T15056 Code: 8783-919-07 orange Code: 8783-919-05 green	1000	6.50
12	Straight straws, 100mm long, 4 mm diam	1000	2.50

Annex No. 2
to contract No. P31009

I. Low Quantity Surcharges and Quantity Discounts for Tetra Brik, Tetra Brik Aseptik packaging material

1.
Low Quantity Surcharges Flexoline/Flexoprocess

Order (1000 packs)	Surcharge (USD)
999–500	0,0
499–250	7,0
249–100	19.0
2.
Big Quantity Discount

Order (1000 packs)	Discount (%)
1000–1999	0.0
2000–2999	1.0
3000–3999	2.0
4000–4999	2.5
> 5000	3.0

The term "Single order" should be interpreted as Buyer's application for production of a certain quantity of packaging material with one approved design.

The term "Co-print order" should be interpreted as a set of Single orders with designs of similar colors in quantity multiple to:

—
4– for Tetra Pak factories in Kiev, Timashevsk and Moerdijk for packaging material

  TBA/m TBA/j 1000mlBase 1000mlSlim,

  TPA/j 330ml,

  TB/m 1000ml 500ml

—
6– for Tetra Pak factories in Kiev and Timashevsk for packaging material

  TBA/m TBA/j 200mlBase.

When placing "Single order" or "Co-print" order quantities stipulated in column "Order" a sum of USD stipulated in column "Surcharge" should be added to the price or reduce the price by the relevant percent stipulated in column "Discounts" in case of surcharges and discounts application accordingly.

Low Quantity Surcharges are based on ordered quantity of "Co-print order" or "Single order".

II. Low Quantity Surcharges for Tetra Rex packaging material

1.
Low Quantity Surcharges

Order (1000 packs)	Surcharge (USD)
249–100	5.0

Low Quantity Surcharges are based on ordered quantity. When ordering quantities stipulated in column "Order" a sum of USD stipulated in column "Surcharge" should be added to the price.

2.
Color Surcharges for Tetra Rex packaging material Printing Method- flexo.

All prices are based on 2 colors.

Color Surcharge
Order (1000 packs)	Surcharge (%)
5	+3%
4	+2%
3	+1%

When ordering the packaging material with more then 2 colors the "Color Surcharge" should be added to the standard price including possible LQS or individual order discount.

THE SELLER
By:	/s/ N. TIMOSHENKO N. Timoshenko
THE BUYER
By:	/s/ V. MEDVEDEV V. Medvedev

Annex No. 3
to contract No. P31009

Packaging Material Claim Routine Customer

1.1.
In case the buyer has any claims a per the quality of packaging material supplied that cannot be used in the filling machine, the Buyer should prepare a Claim Routine by the following way:

1.2.
— Two copies should be sent into Technical service.

—
One copy to be retained by the Buyer/

—
One copy to be attached to the faulty packaging material to show that it is placed on hold.

1.3.
The material should then be moved to a separate location, placed on hold and stored according to the recommendations stated in the sales contract.

1.4.
Technical Service will contact the Buyer to confirm receipt of the claim. This should be done in the fastest possible way.

1.5.
Depending on the amount of packaging material claimed, the size of the order and the Buyer's situation two different actions could be carried out:

A.
Immediate action

B.
Action at next site visit

1.6.
An agreement is made between Technical Service and the Buyer that in case A (article 1.5) Service Engineer is sent to site at a mutually convenient time, in case B (article 1.5) the Claim will be investigated at the next site visit within two months.

  The service engineer attends site and investigates the possibility to use the packaging material in the filling machine. If is possible after only minor adjustments, a report is to be completed by the engineer detailing this and any other changes made to the filling machine.

  —
  copy to be returned to Technical Service.

  If the service engineer investigated that the packaging material cannot be used in the filling machine, then Technical service should complete Claim Report and samples of the packaging material obtained (at least 2 meters or 20 blanks).

  Within four weeks an agreement with the Buyer should have been finalized.

THE SELLER
By:	/s/ N. TIMOSHENKO N. Timoshenko
THE BUYER
By:	/s/ V. MEDVEDEV V. Medvedev

QuickLinks

  Exhibit 4.4
JSC "Tetra Pak AO",
ZAO "Wimm-Bill-Dann Purchaser",
PART 1
PART 2. General conditions of sales
  Annex 1 to the Contract P31009 January 1, 2003
SPECIFICATION
  Annex No. 2 to contract No. P31009
  Annex No. 3 to contract No. P31009